                          GENERAL DYNAMICS CORPORATION

                   SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                      INDEX

                                                                            PAGE
                                                                            ----
         Supplemental Consolidated Statement of Earnings                    2
         Supplemental Consolidated Balance Sheet                            3
         Supplemental Consolidated Statement of Cash Flows                  4
         Supplemental Consolidated Statement of Shareholders' Equity        5
         Notes to Supplemental Consolidated Financial Statements            6

SUPPLEMENTAL CONSOLIDATED STATEMENT OF EARNINGS


                                                                     Year Ended December 31
(Dollars in millions, except per share amounts)              1998            1997           1996
---------------------------------------------------------------------------------------------------
NET SALES                                                   $7,398          $5,966         $4,645
OPERATING COSTS AND EXPENSES                                 6,480           5,290          4,240
---------------------------------------------------------------------------------------------------
OPERATING EARNINGS                                             918             676            405
Interest (expense) income, net                                 (17)             16             51
Other income (expense), net                                      3              (3)             1
---------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                   904             689            457
Provision for income taxes                                     315             130            140
---------------------------------------------------------------------------------------------------
NET EARNINGS                                                  $589            $559           $317
---------------------------------------------------------------------------------------------------
NET EARNINGS PER SHARE:
       Basic                                                $ 2.95          $ 2.80         $ 1.58
       Diluted                                              $ 2.91          $ 2.73         $ 1.54
---------------------------------------------------------------------------------------------------

The accompanying Notes to Supplemental Consolidated Financial Statements are an integral part of this statement.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

(Dollars in millions)                                              December 31
ASSETS                                                        1998             1997
--------------------------------------------------------------------------------------
CURRENT ASSETS:

Cash and equivalents                                      $    165          $    643
Marketable securities                                           93               105
--------------------------------------------------------------------------------------
                                                               258               748
Accounts receivable                                            580               411
Contracts in process                                           952               702
Inventories                                                    804               650
Other current assets                                           391               337
--------------------------------------------------------------------------------------
Total Current Assets                                         2,985             2,848
--------------------------------------------------------------------------------------
NONCURRENT ASSETS:
Leases receivable - finance operations                         181               193
Real estate held for development                                65               128
Property, plant and equipment, net                             901               770
Intangible assets                                            1,784             1,293
Other assets                                                   235               325
--------------------------------------------------------------------------------------
Total Noncurrent Assets                                      3,166             2,709
--------------------------------------------------------------------------------------
                                                          $  6,151          $  5,557
--------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------
CURRENT LIABILITIES:
Current portion of long-term debt                         $     77          $    183
Short-term debt - finance operations                            58                18
Accounts payable                                               477               403
Other current liabilities                                    1,760             1,542
--------------------------------------------------------------------------------------
Total Current Liabilities                                    2,372             2,146
--------------------------------------------------------------------------------------
NONCURRENT LIABILITIES:
Long-term debt                                                 453               462
Long-term debt - finance operations                             82               100
Other liabilities                                              829               841
Commitments and contingencies (See Note P)
--------------------------------------------------------------------------------------
Total Noncurrent Liabilities                                 1,364             1,403
--------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Common stock, including surplus                                484               540
Retained earnings                                            2,639             2,159
Treasury stock                                                (706)             (691)
Accumulated other comprehensive loss                            (2)              ---
--------------------------------------------------------------------------------------
Total Shareholders' Equity                                   2,415             2,008
--------------------------------------------------------------------------------------
                                                          $  6,151          $  5,557
--------------------------------------------------------------------------------------

The accompanying Notes to Supplemental Consolidated Financial Statements are an integral part of this statement.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           Year Ended December 31
(Dollars in millions)                                                                 1998              1997            1996
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings                                                                          $589             $ 559           $ 317
Adjustments to reconcile net earnings to net cash provided by continuing operations -

Depreciation, depletion and amortization                                               161               124              94

Decrease (Increase) in assets, net of effects of business acquisitions--

  Marketable securities                                                                 30                62             742
  Accounts receivable                                                                  (64)              (46)            (30)
  Contracts in process                                                                (209)               86              41
  Inventory                                                                            (55)               27            (263)
  Other current assets                                                                 (37)               23               2

Increase (Decrease) in liabilities, net of effects of business acquisitions--
  Accounts payable and other current liabilities                                        52               (34)            105
  Customer deposits                                                                    (73)             (109)            432
  Current income taxes                                                                 151                66              76

Deferred income taxes                                                                   61               (53)            (61)

Other, net                                                                             (30)                6             (55)
-------------------------------------------------------------------------------------------------------------------------------

Net cash provided by continuing operations                                             576               711           1,400
Net cash used by discontinued operations                                               (12)              (33)           (121)
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                              564               678           1,279
-------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Business acquisitions, net of cash acquired                                           (505)           (1,230)            (59)

Purchases of available-for-sale securities                                            (443)             (440)           (986)

Sales/maturities of available-for-sale securities                                      493               916             484

Capital expenditures                                                                  (186)             (113)            (93)

Proceeds from sale of assets                                                            25                11              41

Proceeds from sale of real estate held for development                                  74                23              --

Other                                                                                   (4)               (5)            (10)
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                                                 (546)             (838)           (623)
-------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of debt                                                          56               220             400

Proceeds from issuance of debt -- finance operations                                    --                --             150

Repayment of debt                                                                     (232)              (20)           (146)

Repayment of debt -- finance operations                                                (38)              (17)           (158)

Dividends paid                                                                        (108)             (102)           (206)

Purchases of common stock                                                             (226)              (60)           (492)

Proceeds from option exercises                                                          54                33              22

Proceeds from issuance of common stock                                                  --                --             100

Other                                                                                   (2)               --             (15)
===============================================================================================================================
Net Cash (Used) Provided by Financing Activities                                      (496)               54            (345)
-------------------------------------------------------------------------------------------------------------------------------

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS                                       (478)             (106)            311
CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                              643               749             438
-------------------------------------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS AT END OF YEAR                                                   $165             $ 643           $ 749
-------------------------------------------------------------------------------------------------------------------------------


The accompanying Notes to Supplemental Consolidated Financial Statements are an integral part of this statement.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Dollars in millions, except share amounts)

                                                                                                                     Accumulated
                                                    Common Stock                             Treasury Stock            Other
                                           -------------------------------    Retained   ------------------------   Comprehensive
                                           Shares        Par      Surplus     Earnings    Shares        Amount         Income
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1995, AS
  PREVIOUSLY REPORTED                  168,774,672      $169        $ 11       $2,005    (42,283,922)     ($625)           $7
----------------------------------------------------------------------------------------------------------------------------------

Adjustment for pooling of
  Interests                             65,384,077        65         564        (411)                                     (1)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995,
  AS RESTATED                          234,158,749       234         575        1,594    (42,283,922)      (625)            6
----------------------------------------------------------------------------------------------------------------------------------

Net earnings                                                                      317
Unrealized gains on securities,
  net of reclassification adjustment                                                                                      (7)

Cash dividends declared, including
  preferred                                                                     (208)

Common stock offering                    4,559,100         5          95

Exercise of common stock options         3,968,596         4          10

Shares purchased                                                    (469)                   (783,800)       (23)

Amortization of stock plan
  Expense                                                                           7

Shares issued under Incentive
  Compensation Plan                                                   21          (9)       497,408          (2)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1996              242,686,445       243         232        1,701    (42,570,314)      (650)          (1)
----------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                       559
Minimum pension liability
  Adjustment                                                                                                                1

Cash dividends declared                                                         (102)

Exercise of common stock options           631,877                     2

Tax benefit of exercised stock
  Options                                                             34

Shares purchased                                                                          (1,832,500)       (60)

Amortization of stock plan expense                                                  1

Shares issued under Incentive
  Compensation Plan                                                   29                  1,413,696         19
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997             243,318,322       243         297        2,159    (42,989,118)      (691)            -
----------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                      589

Unrealized gains on securities                                                                                               1
Foreign currency translation
  Adjustment                                                                                                               (1)

Minimum pension liability
  Adjustment                                                                                                               (2)

Cash dividends declared                                                         (110)

Exercise of common stock options         3,572,160         4          27

Tax benefit of exercised stock
  Options                                                             40

Shares purchased                       (5,541,617)       (6)       (192)                    (598,000)       (28)

Amortization of stock plan expense                                                  1

Modification of common stock
   options                                                             6

Shares issued for business
   acquisition                                                         4                    157,283          3

Shares issued under Incentive
   Compensation Plan                                                  61                  1,348,705         10
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,1998              241,348,865      $241        $243       $2,639    (42,081,130)     ($706)          $(2)
----------------------------------------------------------------------------------------------------------------------------------


The accompanying Notes to Supplemental Consolidated Financial Statements are an integral part of this statement.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share amounts)

A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION. The Supplemental Consolidated Financial Statements include the accounts of the company and all majority-owned subsidiaries. The Supplemental Consolidated Financial Statements give retroactive effect to the acquisition by General Dynamics Corporation (General Dynamics) of Gulfstream Aerospace Corporation (Gulfstream) through a merger on July 30, 1999, which has been accounted for as a pooling of interests as described in Note C. These supplemental financial statements do not extend through the date of consummation. They will, however, become the historical consolidated financial statements of General Dynamics and subsidiaries after post-combination results are issued, as prescribed by generally accepted accounting principles.

     ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     REVENUE RECOGNITION. Sales and earnings under long-term defense contracts and programs are accounted for using the percentage-of-completion method of accounting. The combination of estimated profit rates on similar, economically interdependent contracts is used to develop program earnings rates for contracts that meet Statement of Position 81-1 criteria. These rates are applied to contract costs, including general and administrative expenses, for the determination of sales and operating earnings. Program earnings rates are reviewed quarterly to assess revisions in contract values and estimated costs at completion. Based on these assessments, any changes in earnings rates are made prospectively.

     Any anticipated losses on defense contracts and programs are charged to earnings when identified. Such losses encompass all costs, including general and administrative expenses, allocable to the contracts. Revenue arising from the claims process is not recognized either as income or as an offset against a potential loss until it can be reliably estimated and its realization is probable.

     Commercial contracts for new aircraft are segmented between the manufacture of the "green" aircraft (i.e., before exterior painting and installation of customer selected interiors and optional avionics) and its completion. Sales of new Gulfstream green aircraft are recorded when that aircraft is delivered to the customer. Revenues from completion services are recorded when the outfitted aircraft is delivered to the customer. With respect to completed aircraft, insignificant costs related to parts to be installed and services to be performed under the contract after delivery of the aircraft are included as cost of sales at the time of sale of the new aircraft. Sales of all other products and services, including pre-owned aircraft, are recognized when delivered or the service is performed.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $509, $432 and $381 in 1998, 1997 and 1996, respectively, and are included in operating costs and expenses on the Supplemental Consolidated Statement of Earnings.

     INTEREST, NET. Interest income was $23, $51 and $73 in 1998, 1997 and 1996, respectively. Interest payments, including the company's finance operations, were $47, $44 and $27 in 1998, 1997 and 1996, respectively. Interest expense incurred by the company's LNG tanker finance operation is classified as operating costs and expenses.

     CASH AND EQUIVALENTS AND MARKETABLE SECURITIES. The company classifies its securities based on the remaining maturity at the time of purchase. The company considers securities with a maturity of three months or less to be cash equivalents. The company adjusts all marketable securities to fair value. In general, market adjustments to those securities with maturities less than one year are recognized in earnings and included as a component of accumulated other comprehensive income for securities with maturities greater than one year. At December 31, 1998, marketable securities consist primarily of corporate debt and government backed mortgage securities.

     ACCOUNTS RECEIVABLE AND CONTRACTS IN PROCESS. Accounts receivable represent only amounts billed and currently due from customers. Recoverable costs and accrued profit related to long-term defense contracts and programs on which revenue has been recognized, but billings have not been presented to the customer (unbilled receivables), are included in contracts in process.

     INVENTORIES. Work in process inventories are stated at the lower of cost (based on estimated average unit costs of the number of units in a production lot) or market. Raw materials, material components of other work in process and substantially all purchased parts inventories are stated at the lower of cost (first-in, first-out method) or market. Pre-owned aircraft acquired in connection with the sale of new aircraft are recorded at the lower of the trade-in value or estimated net realizable value.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is carried at historical cost net of accumulated depreciation. Most of the company's assets are depreciated using accelerated methods, with the remainder using the straight-line method. Depletion of mineral reserves is computed using the units-of-production method. Depreciation expense was $109, $96 and $76 in 1998, 1997 and 1996, respectively.

     IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets, identifiable intangibles and goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the company estimates the future cash flows expected to result from the use of the asset. If the asset is held for sale, the company reviews its fair value less cost to sell.

     ENVIRONMENTAL LIABILITIES. The company accrues environmental costs when it is probable that a liability has been incurred and the amount can be reasonably estimated. Cleanup and other environmental exit costs related to sold businesses were recorded at the time of disposal. Recorded liabilities have not been discounted. To the extent the U.S. government has specifically agreed to pay the ongoing maintenance and monitoring costs at sites currently used in the conduct of the company's government contracting business, these costs are treated as contract costs and recognized as paid.

     STOCK-BASED COMPENSATION. The company measures compensation cost for stock options as the excess, if any, of the quoted market price of the company's stock at the measurement date over the exercise price. Stock awards are recorded at fair value at the date of award.

     TRANSLATION OF FOREIGN CURRENCIES. Local currencies have been determined to be functional currencies for the company's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting foreign currency translation adjustments are included in the calculation of accumulated other comprehensive income and included in the equity section on the Supplemental Consolidated Balance Sheet.

     COMPREHENSIVE INCOME. Effective January 1, 1998, the company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires the presentation and disclosure of comprehensive income. Comprehensive income was $587, $560 and $310 in 1998, 1997 and 1996, respectively.

     CLASSIFICATION. Consistent with industry practice, assets and liabilities relating to long-term defense contracts and programs are classified as current although a portion of these amounts is not expected to be realized within one year. In addition, certain prior year amounts have been reclassified to conform to the current year presentation.

B.   SUBSEQUENT EVENTS

     Stockholder Approvals

     On July 30, 1999, the company's stockholders approved (1) an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million shares to 300 million shares, and (2) the issuance by the company of its common stock to stockholders of Gulfstream in connection with the acquisition discussed in Note C.

     Gulfstream Acquisition

     On July 30, 1999, the company repaid from its available funds approximately $270 of Gulfstream's debt instruments (see Note K). In connection therewith, the company will record in the third quarter of 1999 a one-time non-cash charge of approximately $7 for the unamortized debt costs associated with these instruments. The company will also record in the third quarter of 1999 a charge to earnings of approximately $33 for direct acquisition transaction costs, consisting of investment banking, legal, bank fees, accounting, printing, and regulatory filing fees.

     In connection with the acquisition of Gulfstream, General Dynamics will merge the two company's commercial pension plans. As a result of the merger of these plans, the company expects to recognize previously deferred gains on General Dynamics commercial pension plan, amounting to approximately $125 (before tax), in income in the third quarter of 1999. See Note S for further discussion of the commercial pension plans.

     Rescission of Common Stock Repurchase Program

     On June 23, 1999, the company's board of directors formally rescinded management's authority to repurchase shares of the company's common stock on the open market.

     Acquisition of GTE Government Systems Corporation

     On June 21, 1999, the company entered into a definitive agreement to acquire GTE Government Systems Corporation, a subsidiary of GTE Corporation, for $1.05 billion in cash. GTE Government Systems Corporation is a leader in the advancement of command, control, communications and intelligence systems; electronic defense systems; communication switching; and information systems for defense, government and industry in the United States and abroad. The acquisition will be accounted for under the purchase method of accounting and is expected to close at the end of August 1999.

     Settlement of Research and Experimentation Tax Credits

     During the first quarter of 1999, the company recognized a benefit of $165 (net of amounts previously recorded in 1991 and 1992), or $.82 per diluted share, as a result of a settlement with the U.S. Internal Revenue Service for refund claims for research and experimentation tax credits for the years 1981 through 1989 (see Note E). In April 1999, the company received the cash refund from the IRS related to this settlement totaling $334 (including before-tax interest).

C.   BUSINESS COMBINATIONS

     Pooling of Interests Method

     On July 30, 1999, the company acquired Gulfstream through a merger of a subsidiary of the company into Gulfstream. As a result, the holders of Gulfstream common stock became entitled to receive one share of the company's common stock for each Gulfstream share. The common stock of Gulfstream was traded on the New York Stock Exchange through the close of business on July 30, 1999, at which time there were 72,165,645 shares of Gulfstream common stock outstanding. An additional 4.1 million shares have been reserved for issuance upon the exercise of stock options which, prior to the acquisition, had been options to purchase Gulfstream common stock. Gulfstream is a leading designer, developer, manufacturer and marketer of advanced business jet aircraft. The acquisition was accounted for as a pooling of interests, and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Gulfstream.

     Purchase Method

     On November 10, 1998, the company acquired control of NASSCO Holdings Incorporated (NASSCO) for $369 in cash plus the obligation to discharge $46 in debt. The company paid $318 of the total consideration and repaid the $46 obligation in cash during November 1998 and paid the remaining fixed purchase consideration of $51 during May 1999. NASSCO's wholly owned subsidiaries include National Steel and Shipbuilding Company, which is in the business of ship design, engineering, construction and repair for the United States military and various commercial customers, and NASSCO Funding Corporation, a finance subsidiary (see Note N).

     Effective August 19, 1998, Gulfstream completed the acquisition of K-C Aviation, Inc. for approximately $250 in cash. K-C Aviation was a leading provider of business aviation services and the largest independent completion center for business aircraft in North America. In addition to custom aircraft interiors, K-C Aviation was the second largest independent aircraft engine service center in the United States and offered maintenance services, spare parts, auxiliary power unit service, avionics retrofit, non-destructive testing and component overhaul.

     The company made two other acquisitions during 1998 for approximately $20 in cash and stock.

     Effective December 31, 1997, the company purchased the assets of Computing Devices International, formerly a division of Ceridian Corporation, for approximately $500, net of cash acquired of $100. The company borrowed $220 in connection with the acquisition. See Note K for details on the terms of the debt. Computing Devices International added three new defense electronics and system integration units to the company, General Dynamics Information Systems, Inc., Computing Devices Canada Ltd. and Computing Devices Company Limited in the United Kingdom.

     Effective October 1, 1997, the company purchased the assets of Advanced Technology Systems, formerly an operating unit of Lucent Technologies, for $267, net of purchase price adjustment of $17 received in January 1998. Advanced Technology Systems is a leading supplier of undersea surveillance systems, signal processing and vibration control systems and related technologies for a wide range of applications.

     Effective January 1, 1997, the company purchased the assets of Defense Systems and Armament Systems, formerly operating units of Lockheed Martin Corporation, for $450 in cash. Defense Systems builds missile guidance and naval fire control systems. Their manufacture of light vehicles and turrets and transmissions for combat vehicles was transferred to another operating unit of the company in early 1998. Armament Systems designs, develops and produces advanced gun, ammunition handling and air defense systems, and is a leader in the production of ammunition and ordnance products.

     The purchase prices have been allocated to the estimated fair values of net tangible assets acquired, with any excess recorded as intangible assets (see
Note I). Certain of the estimates related to the acquisition of NASSCO are still preliminary at December 31, 1998, but will be finalized within one year from its date of acquisition. The operating results of the acquired businesses are included with those of the company from their respective closing dates.

D.   EARNINGS PER SHARE

     The company has adopted the provisions of SFAS No. 128, "Earnings Per Share," which requires the presentation of earnings per share on both a basic and diluted basis for all periods presented. Basic and diluted weighted average shares outstanding are as follows (in thousands):


                                                                           Year Ended December 31
                                                                        1998        1997       1996
                                                                       -----------------------------
Basic weighted average shares outstanding                               199,466    199,769   200,254
      Assumed exercise of options                                         2,758      4,512     5,141
      Contingently issuable shares                                           22        194        60
                                                                      ---------    -------  --------
Diluted weighted average shares outstanding                             202,246    204,475   205,455
                                                                      =========    =======  ========

     Basic and diluted weighted average shares outstanding were derived in accordance with SFAS No. 128, which states that when a business combination is accounted for as a pooling of interests, earnings per share computations shall be based on the aggregate of the weighted average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business for all periods presented.

E.   INCOME TAXES

     The provision for income taxes included on the Supplemental Consolidated Statement of Earnings is summarized as follows:

                                           Year Ended December 31
                                    1998          1997               1996
                                  ----------------------------------------
Current:
      U.S. Federal                  $269           $182              $200
      Foreign                         15              -                 -
      State                            5              1                 1
                                    ----           ----              ----
      Total current                  289            183               201
                                    ----           ----              ----
Deferred:
      U.S. Federal                    27             11               (61)
      Foreign                         (9)             -                 -
      State                            8              1                 -
                                    ----           ----              ----
      Total deferred                  26             12               (61)
                                    ----           ----              ----
Decrease in valuation
 allowance                             -            (65)                -
                                    ----           ----              ----
                                    $315           $130              $140
                                    ====           ====              ====


     The provision for state and local income taxes which is allocable to U.S. government contracts is included in operating costs and expenses.

     The reconciliation from the statutory federal income tax rate to the company's effective income tax rate is as follows:

                                           Year Ended December 31
                                     1998             1997          1996
                                   --------------------------------------
Statutory federal income
   tax rate                           35.0%          35.0%          35.0%
Decrease in valuation
  allowance                            -             (9.4)           -
Net operating loss
  carryforwards                        -             (6.3)          (3.6)
Other                                 (0.2)          (0.4)          (0.8)
                                     -----           -----          -----
Effective income tax rate             34.8%          18.9%          30.6%
                                     =====           =====          =====

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                        December 31
                                                    1998           1997
                                                   ---------------------
Long-term contract costing methods                $  90            $  98
A-12 termination                                     93               95
Accrued costs on disposed businesses                 62               74
Coal mining liabilities                              26               27
Postretirement liabilities                           90               86
Tax credit/loss carryforwards                        49               32
Other                                               228              146
                                                  -----            -----
      Deferred Assets                             $ 638            $ 558
                                                  -----            -----

Lease income                                      $  66            $  70
Commercial pension asset                             60               54
Intangible assets                                    48               38
Property basis differences                           40               23
Other                                                98               21
                                                  -----            -----
      Deferred Liabilities                        $ 312            $ 206
                                                  -----            -----

Net Deferred Asset                                $ 326            $ 352
                                                  =====            =====

     Based on the level of projected earnings and current backlog, no material valuation allowance was required for the company's deferred tax assets at December 31, 1998 and 1997. The current portion of the net deferred tax asset is $328 and $257 at December 31, 1998 and 1997, respectively, and is included in other current assets on the Supplemental Consolidated Balance Sheet.

     The company made income tax payments of $112, $102 and $199 in 1998, 1997 and 1996, respectively.

     On March 2, 1999, General Dynamics and the U.S. Internal Revenue Service settled refund claims for research and experimentation tax credits for the years 1981 through 1989 for approximately $334 (including before-tax interest). See Note B for further discussion of the settlement's impact on 1999 results of operations and financial condition.

     The IRS has completed its examination of General Dynamics' 1990 through 1993 consolidated federal income tax returns and Gulfstream's 1990 through 1994 consolidated federal income tax returns. Unresolved matters for these years have been protested to the IRS Appeals Division. A refund claim by General Dynamics for $78 (plus interest) for research and experimentation tax credits for the year 1990 will also be considered by the IRS Appeals Division. The IRS is currently examining General Dynamics' 1994 and 1995 consolidated federal income tax returns.

     The company has recorded liabilities for tax contingencies, therefore, resolution of open matters for these years is not expected to have a materially unfavorable impact on the company's results of operations or financial condition.

F.   CONTRACTS IN PROCESS

     Contracts in process primarily represent costs and accrued profit related to defense contracts and programs and consist of the following:

                                                    December 31
                                              1998               1997
                                              -----------------------
Contract costs and estimated profits         $7,866            $6,382
Other contract costs                            485               410
                                             ------            ------
                                              8,351             6,792
Less advances and progress payments           7,399             6,090
                                             ------            ------
                                             $  952            $  702
                                             ======            ======

     Contract costs include production costs and related overhead, including general and administrative expenses. Other contract costs primarily represent amounts required to be recorded under generally accepted accounting principles that are not currently allocable to contracts, such as a portion of the company's estimated workers' compensation, postretirement benefits and environmental expenses. Recovery of these costs under contracts is considered probable based on existing backlog. If the level of backlog in the future does not support the continued deferral of these costs, the profitability of the company's remaining contracts could be affected.

     Under the contractual arrangements by which progress payments are received, the U.S. government asserts that it has a security interest in the contracts in process identified with the related contracts.

G.   INVENTORIES

     Inventories consist primarily of commercial aircraft work in process and raw materials, as follows:

                                     December 31
                                1998            1997
                               ----------------------
Work in process                $ 445            $ 391
Raw materials                    191              135
Pre-owned aircraft               150              104
Other                             18               20
                               -----            -----
                               $ 804            $ 650
                               =====            =====

H.   PROPERTY, PLANT AND EQUIPMENT, NET

     The major classes of property, plant and equipment are as follows:

                                                   December 31
                                            1998                1997
                                            ------------------------
Land and improvements                     $   99              $   86
Mineral reserves                              88                  87
Buildings and improvements                   450                 398
Machinery and equipment                    1,322               1,268
Construction in process                      108                  34
                                          ------              ------
                                           2,067               1,873
Less accumulated depreciation,
   depletion and amortization              1,166               1,103
                                          ------              ------
                                          $  901              $  770
                                          ======              ======

     Certain of the company's plant facilities are provided by the U.S. government and therefore, not included above.

I.   INTANGIBLE ASSETS

     Intangible assets resulting primarily from the company's acquisitions consist of the following:

                                              December 31
                                        1998               1997
                                      -------------------------
Goodwill                              $1,323             $  867
Contracts and programs acquired          461                426
                                      ------             ------
                                      $1,784             $1,293
                                      ======             ======

     Intangible assets are shown net of accumulated amortization of $130 and $79 at December 31, 1998 and 1997, respectively. Goodwill is amortized on a straight-line basis over 40 years. Contracts and programs acquired are amortized on a straight-line basis over periods ranging from 8 to 30 years.

J.   OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following:

                                                      December 31
                                                1998               1997
                                                -----------------------
Customer deposits                               $488               $546
Workers' compensation                            341                243
Retirement benefits                              196                221
Advance payments - defense contracts             139                114
Salaries and wages                               115                117
Other                                            481                301
                                              ------             ------
                                              $1,760             $1,542
                                              ======             ======

K.   DEBT

     Debt consists of the following:

                                       December 31
                                   1998           1997
                                   -------------------
Term loans                         $305           $380
Senior notes                        142            220
Notes payable                        56              -
9.95% Debentures                      -             38
Industrial development bonds         15              -
Other                                12              7
                                   ----           ----
                                    530            645
Less current portion                 77            183
                                   ----           ----
                                   $453           $462
                                   ====           ====

     On October 16, 1996, Gulfstream entered into a long-term credit agreement under which the lenders who are parties to the credit agreement made available to the company a $400 term loan facility and a $250 revolving credit facility. Concurrent with entering into the credit agreement, Gulfstream repaid all amounts outstanding under its pre-existing credit agreements totaling $108, and terminated such agreements. The effective interest rate on these instruments was 6.2 percent and 6.9 percent at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, $36 and $46, respectively, was outstanding on the revolving credit facility. Gulfstream repaid the outstanding obligation on the revolving credit facility during 1999. On July 30, 1999, the company repaid the term loan in full from available cash and terminated the credit agreement.

     On December 31, 1997, the company borrowed in Canadian dollars the U.S. equivalent of $220 in connection with its acquisition of Computing Devices International. In April 1998, the company repaid $70 of this note, and in September 1998, refinanced the balance with a note maturing in 2008. The debt carries a 6.32 percent annual interest rate, interest payable semi-annually.

     On November 30, 1998, Gulfstream issued notes totaling $56 secured by three pre-owned aircraft used as core fleet in the Gulfstream Shares Program. The notes are repayable in consecutive monthly installments of principal commencing December 31, 1999, with a final maturity on November 30, 2008 of $31. Interest is payable monthly from November 30, 1998 and is based on LIBOR plus 1.4%.

     On April 1, 1998, the company exercised its option to call for the early redemption of all of its outstanding 9.95 percent Debentures.

     On November 10, 1998, the company acquired control of NASSCO, which has several debt obligations. The industrial development bonds are due December 1, 2002, and bear interest at 6.60 percent per annum with interest payable semi-annually. Other consists of NASSCO Title XI bonds of $5, which were repaid during the first quarter of 1999, and several subsidiary mortgage obligations.

     The company has available a $1 billion committed line of credit expiring in May 2002 and an available $400 committed line of credit expiring in December 2002. International credit arrangements include a $30 credit facility expiring in August 2000, renewable annually thereafter.

L.   OTHER LIABILITIES

     Other liabilities consist of the following:

                                              December 31
                                          1998            1997
                                          --------------------
Accrued costs on disposed businesses      $177            $211
Retirement benefits                        268             269
Coal mining related liabilities             73              78
Other                                      311             283
                                          ----            ----
                                          $829            $841
                                          ====            ====

     The company has recorded liabilities for contingencies related to disposed businesses. These liabilities include postretirement benefits, environmental, legal and other costs.

     The company has certain liabilities which are specific to the coal mining industry, including workers' compensation and reclamation. The company is subject to the Federal Coal Mine Health & Safety Act of 1969, as amended, and the related workers' compensation laws in the states in which it has operated. These laws require the company to pay benefits for occupational disability resulting from coal workers' pneumoconiosis (black lung). The liability for known claims and an actuarially determined estimate of future claims that will be awarded to current and former employees is discounted based on the current rate. Liabilities to reclaim land disturbed by the mining process and to perform other closing functions are recorded over the estimated production lives of the mines.

M.   SHAREHOLDERS' EQUITY

     STOCK SPLIT. On March 4, 1998, the company's board of directors authorized a two-for-one stock split effected in the form of a 100 percent stock dividend, which was distributed on April 2, 1998, to shareholders of record on March 13, 1998. Shareholders' equity has been restated to give retroactive recognition to the stock split in prior periods by reclassifying from retained earnings and surplus to common stock the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares, per share amounts, stock option data, and market prices of the company's common stock have been restated to give effect to the stock split.

     AUTHORIZED STOCK. The authorized capital stock of the company consists of 300 million shares of $1 par value common stock and 50 million shares of $1 par value preferred stock issuable in series, with the rights, preferences and limitations of each series to be determined by the board of directors.

     SHARES OUTSTANDING. The company had 199,267,735, 200,329,204 and 200,116,131 shares of common stock outstanding as of December 31, 1998, 1997 and 1996, respectively.

N.   FINANCE OPERATIONS

     The company owns three liquefied natural gas (LNG) tankers which have been leased to a nonrelated company. The U.S. government-guaranteed Title XI Bonds, which financed the leases, were retired in 1996. This retirement was financed by the private placement of new bonds that are secured by the LNG tankers. The new bonds are callable under certain conditions and are nonrecourse to the company.

Accordingly, in the event the lessee defaults on the lease payments, the company is not obligated to repay the debt. The 1996 refinancing did not have a material impact on the company's results of operations or financial condition.

     The following is a summary of the comparative financial statements for the LNG tanker finance operations:

BALANCE SHEET DATA

                                                   December 31
                                              1998            1997
                                              --------------------
ASSETS
Leases receivable                             $193            $204
Due from parent                                 40              52
                                              ----            ----
                                              $233            $256
                                              ====            ====
LIABILITIES AND SHAREHOLDER'S EQUITY
Debt                                          $100            $118
Income taxes                                    66              70
Shareholder's equity                            67              68
                                              ----            ----
                                              $233            $256
                                              ====            ====

EARNINGS DATA

                             Year Ended December 31
                            1998     1997      1996
                            -----------------------
Interest income              $20      $21       $23
Interest expense               7        9        10
Income taxes and other         4        3         7
                             ---      ---       ---
Net earnings                 $ 9      $ 9       $ 6
                             ===      ===       ===

     On October 1, 1995, the leases were extended from 2004 through 2009. These leases are classified as direct financing leases. The lease extension increased aggregate future minimum lease payments and unearned interest income, but did not alter the company's net investment in leases receivable.

     The components of the company's net investment in the leases receivable are as follows:

                                       December 31
                                    1998         1997
                                    -----------------
Aggregate future minimum
   lease payments                   $287         $318
Unguaranteed residual value           38           38
Less unearned interest income        132          152
                                    ----         ----
                                    $193         $204
                                    ====         ====

     The company is scheduled to receive minimum lease payments of $31 annually in each of the next five years.

     Semiannual scheduled payments, sufficient to retire 100 percent of the aggregate principal amount of the debt, have commenced and will continue through maturity in 2004. The weighted average interest rate on the debt is 6.2 percent. The schedule of principal payments for the next five years is $19 in 1999, $19 in 2000, $21 in 2001, $22 in 2002 and $18 in 2003.

     NASSCO Funding Corporation, discussed in Note C, is a special purpose corporation in the business of issuing commercial paper to assist in providing funding for the Capital Construction Fund (CCF) (see Note O). The shares invested in the CCF collateralize these commercial paper obligations. The maximum maturity period on the commercial paper is 60 days. Certain covenants of the commercial paper agreement require that 95 percent of the CCF be invested in high-grade government backed mortgage securities.

     The following is a summary of the financial position of NASSCO Funding Corporation as of December 31, 1998:

ASSETS
Marketable securities                          $48
                                               ===
LIABILITIES AND SHAREHOLDER'S EQUITY
Commercial paper                               $40
Shareholder's equity                             8
                                               ---
                                               $48
                                               ===

     The company repaid the commercial paper obligation and liquidated the available-for-sale marketable securities during the second quarter of 1999. No material earnings from NASSCO Funding Corporation are included in the company's results of operations due to the consummation of the acquisition on November 10, 1998.

O.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the company's financial instruments approximates carrying value for all financial instruments except as follows:

                                                        December 31
                                              1998                          1997
                                   -----------------------------------------------------
                                   Carrying         Fair          Carrying        Fair
                                    Amount          Value          Amount         Value
                                    ------          -----          ------         -----

Short- and long-term debt            $530           $530            $645           $648
Short- and long-term debt -
   finance operations                 140            144             118            120

     Fair value is based on quoted market prices, except for privately placed debt where fair value is based on risk-adjusted discount rates.

     Marketable securities classified as available-for-sale were $48 and $30 at December 31, 1998 and 1997, respectively, and included primarily government backed mortgage and corporate debt securities, respectively. The 1998 balance collateralizes the CCF. Qualified assets deposited into the CCF are designated to provide funds for the acquisition, construction or reconstruction of U.S. flag and U.S. built marine vessels. Such deposits are not subject to federal income taxes in the year the associated revenue is earned, but are taxable with interest payable from the year of the deposit for the most recent qualified activity, if withdrawn for general corporate purposes or other nonqualified purposes or upon termination of the agreement. Deposits into the CCF are preference items for inclusion in federal alternative minimum taxable income. Deposits into the CCF not committed for qualified vessels within 25 years from the date of deposit will be treated as nonqualified withdrawals. Any income relating to a nonqualified withdrawal is likely to be taxable in the year of withdrawal. At December 31, 1998, the CCF was funded by the marketable securities discussed above and qualified accounts receivable of an affiliate of approximately $37. The assets designated for the CCF are restricted.

     Other available-for-sale investments at December 31, 1998 and 1997 consist primarily of $46 of U.S. government debt obligations restricted for payment of worker's compensation benefits under an agreement with the State of Maine. Also included at December 31, 1998 are $5, primarily in municipal securities, restricted for repayment of the industrial development bonds discussed in Note K, and $4 in equity securities restricted for the payment of supplemental retirement obligations discussed in Note S. Amortized cost for available-for-sale marketable securities and other investments approximates fair value at December 31, 1998 and 1997. For debt and equity securities and obligations classified as other available-for-sale investments at December 31, 1998, $11 mature within one year, $22 between one and five years, $13 between five and ten years, and $9 had no fixed maturity date.

     The proceeds from the sale of available-for-sale securities were $274, $612 and $228 in 1998, 1997 and 1996, respectively.

     The company was contingently liable for debt and lease guarantees and other arrangements aggregating up to a maximum of approximately $35 at December 31, 1998. The company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

     Approximately 6% and 14% of accounts receivable outstanding at December 31, 1998 and 1997, respectively, are represented by a contract receivable associated with the sale of multiple aircraft to one customer. Generally, these receivables are collected prior to delivery of the outfitted aircraft. The company performs ongoing credit evaluations of its aircraft customers' financial position. Overall, credit risks with respect to aircraft accounts receivable are limited due to the large number of customers and their dispersion across many industries and geographic regions.

P.   COMMITMENTS AND CONTINGENCIES

     LITIGATION. Claims made by and against the company regarding its consolidated federal income tax returns are discussed in Notes B and E. Claims made by and against the company regarding the development of the Navy's A-12 aircraft are discussed in Note Q.

     On April 19, 1995, 101 then-current and former employees of General Dynamics' Convair Division in San Diego, California filed a six-count complaint in the Superior Court of California, County of San Diego, titled Argo, et al. v. General Dynamics, et al. In addition to General Dynamics, four of Convair's then-current or former managers were also named as defendants. The plaintiffs alleged that the company interfered with their right to join an earlier class action lawsuit by, among other things, concealing its plans to close the Convair Division. On May 1, 1997, a jury rendered a verdict of $101 against the company and one of the defendants in favor of 97 of the plaintiffs. The jury awarded the plaintiffs a total of $1.8 in actual damages and $99 in punitive damages. The company and one of the defendants have appealed the judgment to the Court of Appeals of the State of California, Fourth Appellate District, Division One. On appeal, the company is seeking to have the judgment overturned in its entirety or, alternatively, a substantial reduction in the jury's punitive damage award. The company believes it has substantial legal defenses, but in any case, it believes the punitive damage award is excessive as a matter of law. Management currently believes the ultimate outcome will not have a material impact on the company's results of operations or financial condition.

     On July 13, 1995, General Dynamics Corporation was named as a defendant in a complaint filed in the Circuit Court of St. Louis County, Missouri, titled Hunt, et al. v. General Dynamics Corporation, et al. The complaint also names two insurance brokers, Lloyd Thompson, Ltd. and Willis Corroon Corporation of Missouri, as defendants. The plaintiffs are members of certain Lloyds' of London syndicates and British insurance companies who sold the company excess loss insurance policies covering the company's self-insured workers' compensation program at Electric Boat for four policy years, from July 1, 1988 to June 30, 1992. The plaintiffs allege that when procuring the policies the company and its brokers made misrepresentations to the plaintiffs and failed to disclose facts which were material to the risk. The plaintiffs also allege that the company has been negligent in its administration of workers' compensation claims. The plaintiffs seek rescission of the policies, a declaratory judgment that the policies are void, and compensatory damages in an unspecified amount. General Dynamics has counterclaimed, alleging that the plaintiffs have breached their insurance contracts by failing to pay claims. General Dynamics seeks a declaratory judgment that the policies are valid, actual damages, and payment of a penalty under a Missouri statute for the plaintiffs' vexatious and unreasonable failure to pay claims. The company does not expect that this case will have a material impact on the company's results of operations or financial condition.

     On August 16, 1996, plaintiffs HE Holdings, Inc., and Hughes Missile Systems Company filed an action against General Dynamics Corporation in the Superior Court for the State of California for the County of Los Angeles. In June 1998, plaintiffs filed a sixth amended complaint in which plaintiffs were redesignated as HE Holdings, Inc., now known as Raytheon Company, and Hughes Missile Systems Company, now known as Raytheon Missile Systems Company ("plaintiffs"). On September 8, 1998, plaintiffs filed a seventh amended complaint which is now pending. The seventh amended complaint alleges breach of contract, tortious interference with contract, conversion, fraud, and breach of the implied covenant of good faith and fair dealing, all with respect to the Asset Purchase Agreement dated May 8, 1992, for the sale of the company's missile business, various related leases and other alleged agreements. The seventh amended complaint seeks approximately $25 in compensatory damages, as well as punitive damages and declaratory relief. The company does not expect that the lawsuit will have a material impact on the company's results of operations or financial condition.

     The company is either a named defendant or a third-party defendant in certain multi-plaintiff tort cases pending in state or federal court in Arizona, captioned: Cordova, et al. v. Hughes Aircraft Co.; Lanier, et al. v. Hughes Aircraft Co., et al.; Yslava, et al. v. Hughes Aircraft Co.; and Arellano, et al. v. Hughes Aircraft Co. In these cases the plaintiffs allege that they suffered personal injuries and/or property damage from chronic exposure to drinking water alleged to be contaminated with trace amounts of the industrial solvent trichloroethylene. The alleged source of the contamination was industrial facilities in and around the site now occupied by the Tucson International Airport (TIA) and U.S. Air Force Plant #44. In addition to the company, defendants are Hughes Aircraft Co. (now Raytheon), the Tucson Airport authority (TAA), the City of Tucson, (the City) and McDonnell Douglas Corp.
(MDC). In Cordova, the
company negotiated a settlement with all but four defendants, who have appealed the summary judgement entered against them. The company has reached an agreement to settle all the remaining cases and is negotiating the final terms of the settlement agreements. Court approval is required for the settlement of these cases. The company does not believe that these lawsuits will have a material impact on the company's results of operations or financial condition.

     In other litigation concerning the Tucson site, the company is a defendant in two cases brought in federal district court in Arizona by TAA and the City under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). Plaintiffs seek reimbursement of CERCLA response costs and a declaration of the company's alleged liability with respect to soil and groundwater contamination at portions of the Tucson site. On September 30, 1998, the U.S. Environmental Protection Agency (U.S. EPA) issued a Special Notice Letter notifying the company that it was a potentially responsible party (PRP) with respect to contamination of soil and shallow groundwater on and near property currently occupied by the TIA. Other PRPs receiving a similar notice were the U.S. Air Force, TAA, MDC and the City. The company has reached an agreement to settle the litigation brought by TAA and the City and is awaiting court approval of a consent decree negotiated with the U.S. EPA in response to the Special Notice Letter. The company does not believe that these lawsuits or the pending consent decree will have a material impact on the company's results of operations or financial condition.

     The company is also a defendant in other lawsuits and claims and in other investigations of varying nature. The company believes its liabilities in these proceedings, in the aggregate, are not material to the company's results of operations or financial condition.

     ENVIRONMENTAL. The company is directly or indirectly involved in certain Superfund sites in which the company, along with other major U.S. corporations, has been designated a PRP by the U.S. EPA or a state environmental agency with respect to past shipments of hazardous waste to sites now requiring environmental cleanup. Based on a site by site analysis of the estimated quantity of waste contributed by the company relative to the estimated total quantity of waste, the company believes its liability at any individual site is not material. The company is also involved in the investigation, cleanup and remediation of various conditions at sites it currently or formerly owned or operated.

     The company measures its environmental exposure based on enacted laws and existing regulations and on the technology expected to be approved to complete the remediation effort. The estimated cost to perform each of the elements of the remediation effort is based on when those elements are expected to be performed. Where a reasonable basis for apportionment exists with other PRPs, the company estimates only its allowable share of the joint and several remediation liability for a site, taking into consideration the solvency of other participating PRPs. Based on a site by site analysis, the company believes it has adequate accruals for any liability it may incur arising from sites currently or formerly owned or operated at which there is a known environmental condition, or Superfund sites at which the company is a PRP.

     OTHER. In the ordinary course of business, the company has letters of credit and other similar instruments with financial institutions and insurance carriers aggregating approximately $480 at December 31, 1998. For discussion of other financial guarantees, see Note O. The company's rental commitments under existing operating leases at December 31, 1998, are not significant.

     The company has agreements with certain of its suppliers to procure major aircraft components such as engines, wings, and avionics. The agreements vary in length from three to five years and generally provide for price and quantity of components to be supplied. In connection with the Gulfstream V program, the company has entered into revenue sharing agreements with two suppliers. The terms of such agreements require the suppliers to design, manufacture and supply certain aircraft components in exchange for a fixed percentage of the revenues of each Gulfstream V sold. Progress payments under the revenue sharing agreements are generally required to be made on a pro rata basis concurrent with the associated deposits received on Gulfstream V contracts.

     As of December 31, 1998, in connection with orders for 21 Gulfstream V aircraft in backlog, the company has offered customers trade-in options (which may or may not be exercised by the customer) under which the company will accept trade-in aircraft (primarily Gulfstream IVs and IV-SPs) at a guaranteed minimum trade-in price. Additionally, in connection with recorded sales of new aircraft, at December 31, 1998 the company has a commitment to accept pre-owned aircraft totaling $210. Management believes that the fair market value of all such aircraft exceeds the specified trade-in value.

Q.   TERMINATION OF A-12 PROGRAM

     The A-12 contract was a fixed-price incentive contract for the full-scale development and initial production of the Navy's new carrier-based Advanced Tactical Aircraft. The Navy terminated the company's A-12 aircraft contract for default. Both the company and McDonnell Douglas, now owned by the Boeing Company, (the contractors) were parties to the contract with the Navy, each had full responsibility to the Navy for performance under the contract, and both are jointly and severally liable for potential liabilities arising from the termination. As a consequence of the termination for default, the Navy demanded that the contractors repay $1,352 in unliquidated progress payments, but agreed to defer collection of the amount pending a decision by the U.S. Court of Federal Claims on the contractors' challenge to the termination for default, or a negotiated settlement.

     The contractors filed a complaint on June 7, 1991, in the U.S. Court of Federal Claims contesting the default termination. The suit, in effect, seeks to convert the termination for default to a termination for convenience of the U.S. government and seeks other legal relief. A trial on Count XVII of the complaint, which relates to the propriety of the process used in terminating the contract for default, was concluded in October 1993. In December 1994, the court issued an order vacating the termination for default. On December 19, 1995, following further proceedings, the court issued an order converting the termination for default to a termination for convenience. On March 31, 1998, a final judgment was entered in favor of the contractors for $1,200 plus interest.

     The U.S. government filed an appeal from the trial court's ruling in the U.S. Court of Appeals for the Federal Circuit. On July 1, 1999, the Court of Appeals found that the trial court erred in converting the termination for default to a termination for convenience without first determining whether a default existed. The Court of Appeals remanded the case for determination of whether the government's default termination was justified. The Court of Appeals stated that it was expressing no view on that issue, and it left the parties the opportunity to fully litigate that issue on remand.

     The company continues to believe that the government's default termination was improper, both as to process (the basis relied upon by the trial court) and because the contractors were not in default. The company continues to believe that at a full trial it will be able to demonstrate that the default termination was not justified and that the termination for default will be converted to a termination for convenience. If the company is successful in such a new trial, it could result in the same, a lesser or a greater award to the contractors.

     The company has fully reserved the contracts in process balance associated with the A-12 program and has accrued the company's estimated termination liabilities and the liability associated with pursuing the litigation through the appeals process and remand proceedings. In the event that the contractors are ultimately found to have been in default under the A-12 contract and are required to repay all unliquidated progress payments, additional losses of approximately $675, plus interest, may be recognized by the company. The company believes the possibility of this result is remote.

R.   INCENTIVE COMPENSATION PLAN

     Under the 1997 Incentive Compensation Plan, the company may grant awards in combination of cash, common stock, stock options and restricted stock. The plan complies with the Securities and Exchange Commission's Rule 16b-3 and with the Internal Revenue Code Section 162(m).

     In October 1993, the company introduced a long-term incentive program which granted stock options and restricted stock. The stock options are exercisable at the fair market value of the common stock on the date of grant generally with 50 percent of the stock options vesting on the one-year anniversary of their grant and the remaining 50 percent vesting on the two-year anniversary of their grant. The stock options have a maximum term of five years. The restricted stock has a feature that will increase or decrease the number of shares initially granted based on movement in the company's stock price from the date of grant to the end of a specific performance period (generally 18 to 24 months). Once the number granted has been adjusted, restrictions will continue to be imposed for an additional two years, at which time all restrictions will lapse. Prior to October 1993, stock options granted under the company's incentive compensation plans were awarded for a maximum term of ten years and were exercisable in their entirety beginning 18 months after the date of award.

     Generally, Gulfstream options granted prior to July 1, 1994 vest 25.0% on date of issuance, 25.0% on the first anniversary of the date of issuance and 25.0% annually thereafter. Generally, Gulfstream options granted on or after July 1, 1994, vest 33.3% on the first anniversary of the date of issuance, 33.3% on the second anniversary of the date of issuance and the last 33.3% on the third anniversary of the date of issuance. Based on the terms of the Gulfstream options granted, many options experienced accelerated vesting upon the change in control.

     There were 507,340, 345,860 and 91,546 shares of restricted stock awarded in 1998, 1997 and 1996, respectively. There were 1,219,535 shares of restricted stock outstanding at December 31, 1998.

     Information with respect to stock options is as follows:

==============================================================================================
                                                           Year Ended December 31
                                                 1998               1997            1996
----------------------------------------------------------------------------------------------
NUMBER OF SHARES UNDER STOCK OPTIONS:
Outstanding at beginning of year              10,072,286          9,382,983       13,297,019
     Granted                                   3,770,314          2,910,252        1,157,600
     Exercised                                (4,803,536)        (1,904,259)      (4,939,356)
     Canceled                                   (366,736)          (316,690)        (132,280)
----------------------------------------------------------------------------------------------
Outstanding at end of year                     8,672,328         10,072,286        9,382,983
----------------------------------------------------------------------------------------------
Exercisable at end of year                     4,470,291          5,715,494        6,676,326
==============================================================================================

WEIGHTED AVERAGE EXERCISE PRICE:
Outstanding at beginning of year                $ 16.28            $ 12.41          $ 10.45
     Granted                                      45.92              29.70             7.23
     Exercised                                    13.24              17.73             5.63
     Canceled                                     27.93              16.33            22.81
Outstanding at end of year                        30.35              16.28            12.41
Exercisable at end of year                        19.29               9.66            12.66
==============================================================================================

     Information with respect to stock options outstanding and stock options exercisable at December 31, 1998, is as follows:

====================================================================================================
                                       Options Outstanding

                            NUMBER                          WEIGHTED                   WEIGHTED
RANGE OF                OUTSTANDING AT                 AVERAGE REMAINING               AVERAGE
EXERCISE PRICES            12/31/98                     CONTRACTUAL LIFE            EXERCISE PRICE
----------------------------------------------------------------------------------------------------
$3.11-11.37                2,185,718                        5.00 years                 $ 4.09
19.91-29.00                  752,344                        5.96                        25.36
29.06-33.88                2,031,966                        2.78                        31.93
36.50-50.06                3,702,300                        7.65                        46.01
----------------------------------------------------------------------------------------------------
                           8,672,328
====================================================================================================

=========================================================================
                                   Options Exercisable
                                                       WEIGHTED
RANGE OF                        NUMBER                 AVERAGE
EXERCISE PRICES        OUTSTANDING AT 12/31/98      EXERCISE PRICE
-------------------------------------------------------------------------
$3.11-11.37                    2,080,380              $ 4.10
19.91-29.00                      508,711               24.99
29.06-33.88                    1,370,000               31.42
36.50-50.06                      511,200               42.98
-------------------------------------------------------------------------
                               4,470,291
=========================================================================

     At December 31, 1998, 6,071,881 treasury shares have been reserved for options that may be granted in the future, in addition to the shares reserved for issuance on the exercise of options outstanding. In connection with the acquisition of Gulfstream, an additional 4.1 million shares have been reserved for issuance upon the exercise of stock options which, prior to the merger, had been options to purchase Gulfstream common stock.

     Had compensation cost for stock options been determined based on the fair value at the grant dates for awards under the company's incentive compensation plans, the company's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated as follows:

===============================================================================================
                                                        1998             1997        1996
-----------------------------------------------------------------------------------------------

Net Earnings:                        As Reported        $589            $559          $317
                                     Pro Forma          $578            $553          $314

Net Earnings Per Share - Basic:      As Reported          $2.95           $2.80         $1.58
                                     Pro Forma            $2.90           $2.77         $1.57

Net Earnings Per Share - Diluted:    As Reported          $2.91           $2.73         $1.54
                                     Pro Forma            $2.86           $2.70         $1.53

Weighted average fair value of                           $13.48           $6.25         $9.37
options granted
===============================================================================================

     The compensation cost calculated under the fair value approach shown above is recognized over the vesting period of the stock options.

     The fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in all years presented: (1) expected dividend yields from 1.9% to 2.5%, (2) expected volatility from 17.6% to 46.1%, (3) risk-free interest rates from 4.8% to 6.4% and (4) expected lives from 4 months to 3 years.

S.   RETIREMENT PLANS

     The company provides defined pension and other postretirement benefits to employees. The following is a reconciliation of the benefit obligations, plan/trust assets, and funded status of the company's plans:

GENERAL DYNAMICS PLANS

=========================================================================================================================
CHANGE IN BENEFIT OBLIGATION                              Pension Benefits                Other Postretirement Benefits
-------------------------------------------------------------------------------------------------------------------------
                                                      1998                1997                 1998                1997
-------------------------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year           $ (3,339)           $ (2,597)              $ (620)             $ (628)
Service cost                                           (63)                (52)                  (4)                 (4)
Interest cost                                         (233)               (210)                 (43)                (44)
Amendments                                             (57)                (28)                  36                  66
Actuarial loss                                        (211)                (95)                 (43)                 (5)
Acquisitions                                           (69)               (526)                 (13)                (59)
Benefits paid                                          203                 169                   52                  54
-------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                 $ (3,769)           $ (3,339)              $ (635)             $ (620)
=========================================================================================================================

CHANGE IN PLAN/TRUST ASSETS                               Pension Benefits                Other Postretirement Benefits
-------------------------------------------------------------------------------------------------------------------------
                                                      1998                1997                 1998                1997
-------------------------------------------------------------------------------------------------------------------------
Fair value of assets at beginning of year          $ 4,491             $ 3,356                $ 241               $ 203
Actual return on plan/trust assets                     873                 741                   48                  43
Acquisitions                                            29                 545                    -                   -
Employer contributions                                  33                  18                   17                  20
Benefits paid                                         (203)               (169)                 (25)                (25)
-------------------------------------------------------------------------------------------------------------------------
Fair value of assets at end of year                $ 5,223             $ 4,491                $ 281               $ 241
=========================================================================================================================

=========================================================================================================================

FUNDED STATUS RECONCILIATION                              Pension Benefits                Other Postretirement Benefits
-------------------------------------------------------------------------------------------------------------------------
                                                      1998                1997                 1998                1997
-------------------------------------------------------------------------------------------------------------------------
Funded status                                      $ 1,454             $ 1,152               $ (354)             $ (379)
Unrecognized net actuarial gain                     (1,262)               (919)                 (65)                (76)
Unrecognized prior service cost                        250                 253                    2                   3
Unrecognized transition (asset)/obligation             (24)                (35)                  71                 130
-------------------------------------------------------------------------------------------------------------------------
Prepaid/(accrued) benefit cost                       $ 418               $ 451               $ (346)             $ (322)
=========================================================================================================================

=============================================================================================================================
ASSUMPTIONS AT DECEMBER 31                                        Pension Benefits             Other Postretirement Benefits
-----------------------------------------------------------------------------------------------------------------------------
                                                           1998        1997        1996         1998       1997       1996
-----------------------------------------------------------------------------------------------------------------------------
Discount rate                                              6.75%       7.25%        7.50%       6.75%      7.25%      7.50%
Varying rates of increase in
     Compensation levels based on age                     4.5-10%      4.5-10%     4.5-10%
Expected long-term rate of return on
     Assets                                                8.00%        8.00%       8.00%       8.00%      8.00%      8.00%
Assumed health care cost trend rate for next year:
     Post-65 claim groups                                                                       4.50%      5.00%      6.00%
     Pre-65 claim groups                                                                        6.50%      7.50%      8.50%
=============================================================================================================================


     Net periodic pension and other postretirement benefits costs included the following:

============================================================================================================
                                                  Pension Benefits            Other Postretirement Benefits
------------------------------------------------------------------------------------------------------------
                                            1998        1997       1996        1998       1997       1996
------------------------------------------------------------------------------------------------------------
Service cost                                $ 63        $ 52       $ 50        $ 4         $ 4       $ 7
Interest cost                                233         210        182         43          44        46
Expected return on plan assets              (309)       (272)      (247)       (16)        (14)      (13)
Recognized net actuarial (gain) loss         (10)         (8)         8         (4)         (3)       (1)
Amortization of unrecognized
     transition (asset)/obligation            (8)         (8)        (8)        23          24        29
Amortization of prior service cost            27          25         23          -           -         1
------------------------------------------------------------------------------------------------------------
                                            $ (4)       $ (1)       $ 8       $ 50        $ 55      $ 69
============================================================================================================

PENSION BENEFITS. General Dynamics has 14 trusteed, noncontributory, qualified defined benefit pension plans covering substantially all employees. Under certain of the plans, benefits are primarily a function of both the employee's years of service and level of compensation, while under other plans, benefits are a function primarily of years of service.

     It is the company's policy to fund the plans to the maximum extent deductible under existing federal income tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     Under SFAS No. 87, "Employers' Accounting for Pensions," the company is required to assume a discount rate at which the obligation could be currently settled. Reflecting the movement in interest rates, the company decreased its discount rate assumption from 7.25 percent to 6.75 percent at December 31, 1998, which increased the projected benefit obligation $210.

     Changes in prior service cost resulting from plan amendments are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan.

     Since 1992, the company has deferred certain gains realized by the commercial plan for the purpose of offsetting any costs associated with its final disposition, either through reversion or other actions. These deferred gains have been classified against the prepaid pension cost resulting in a net asset of $125 and $136 at December 31, 1998 and 1997, respectively, which is included in other noncurrent assets on the Supplemental Consolidated Balance Sheet.

     The company's contractual arrangements with the U.S. government provide for the recovery of contributions to the company's government plans. Historically, the amount contributed to these plans, charged to contracts and included in net sales has exceeded the net periodic pension cost included in operating costs and expenses as determined under SFAS 87. Therefore, the company has deferred recognition of earnings resulting from the difference between contributions and net periodic pension cost to provide better matching of revenues and expenses. Similarly, pension settlements and curtailments under the government plans have also been deferred.

As the U.S. government will receive an equitable interest in the excess assets of a government pension plan in the event of plan termination, the aforementioned deferrals have been classified against the prepaid pension cost related to the government plans resulting in the recognition of no net asset on the Supplemental Consolidated Balance Sheet.

     At December 31, 1998, approximately 55 percent of the plans' assets are invested in securities of the U.S. government or its agencies, 30 percent in diversified U.S. common stocks, 12 percent in mortgage-backed securities and 3 percent in diversified U.S. corporate debt securities.

     In addition to the qualified defined benefit plans, the company provides eligible employees the opportunity to participate in defined contribution savings plans that permit contributions on both a pretax and after-tax basis. Generally, salaried employees and certain hourly employees are eligible to participate upon commencement of employment with the company. Under most plans, the employee may contribute to various investment alternatives, including investment in the company's common stock. In certain of the plans, the company matches a portion of the employees' contributions with contributions to a fund which invests in the company's common stock. The company's contributions to the defined contribution plans amounted to $37, $27 and $22 in 1998, 1997 and 1996, respectively. The increase in 1998 over 1997 contributions is primarily attributable to the acquisitions discussed in Note C. Approximately 13 and 12 million shares of the company's common stock were held by the defined contribution plans at December 31, 1998 and 1997, respectively.

     The company also sponsors several unfunded non-qualified supplemental executive plans that provide participants with additional benefits, including any excess of such benefits over limits imposed on qualified plans by federal law. The recorded liability and expense related to these plans are not material to the company's results of operations and financial condition.

OTHER POSTRETIREMENT BENEFITS. General Dynamics maintains plans providing postretirement health care coverage for many of its current and former employees. Postretirement life insurance benefits are also provided to certain retirees. These benefits vary by employment status, age, service and salary level at retirement. The coverage provided and the extent to which the retirees share in the cost of the program vary throughout the company. Both health and life insurance benefits are provided only to those employees who retire directly from the service of the company and not to those who terminate service/seniority prior to eligibility for retirement.

     General Dynamics has established several Voluntary Employee's Beneficiary Association (VEBA) trusts for certain of its plans. Funding of these VEBA trusts approximates an amount equal to the related annual net periodic postretirement benefit cost. The remaining plans are primarily funded as claims are received.

     As previously stated, the company decreased its discount rate assumption from 7.25 percent to 6.75 percent at December 31, 1998, which increased the accumulated postretirement benefit obligation $32.

     The health care cost trend rates are assumed to gradually decline to 4.5 percent and 5 percent for post-65 and pre-65 claim groups, respectively, in the year 2002 and thereafter over the projected payout period of the benefits.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                        1-Percentage-       1-Percentage-
                                        Point Increase      Point Decrease
                                        --------------      --------------
Effect on total of service
   and interest cost components            $  3                 $  (3)
Effect on accumulated
   postretirement benefit
   obligation                              $ 47                 $ (40)

     At December 31, 1998, approximately 57 percent of the trusts' assets were invested in diversified U.S. common stocks, 5 percent in mortgage-backed securities, 25 percent in securities of the U.S. government and its agencies and 13 percent in diversified U.S. corporate debt securities.

     The company's contractual arrangements with the U.S. government provide for the recovery of contributions to a VEBA, and for non-funded plans, for costs based on claims paid. The net periodic postretirement benefit cost exceeds the company's cost currently allocable to contracts. To the extent the company has contracts in backlog sufficient to recover the excess cost, the company is deferring the charge in contracts in process until such time that the cost is allocable to contracts.

GULFSTREAM PLANS

The following information is based on an actuarial valuation date as of September 30, and amounts recognized in the supplemental consolidated financial statements as of December 31.

==========================================================================================================================
CHANGE IN BENEFIT OBLIGATION                           Pension Benefits                            Other Benefits
--------------------------------------------------------------------------------------------------------------------------
                                                    1998                1997                  1998                1997
--------------------------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year           $ (255)             $ (213)               $ (97)              $ (87)
Service cost                                         (18)                (13)                  (6)                 (4)
Interest cost                                        (19)                (17)                  (7)                 (7)
Amendments                                             -                   -                    3                   -
Actuarial loss                                       (41)                (20)                   -                  (2)
Benefits paid                                          8                   8                    4                   3
--------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                 $ (325)             $ (255)              $ (103)              $ (97)
==========================================================================================================================

CHANGE IN PLAN ASSETS                                   Pension Benefits                          Other Benefits
--------------------------------------------------------------------------------------------------------------------------
                                                    1998                1997                 1998                1997
--------------------------------------------------------------------------------------------------------------------------
Fair value of assets at beginning of year          $ 239               $ 164               $    -              $    -
Actual return on plan assets                           9                  50                    -                   -
Employer contributions                                25                  33                    4                   3
Benefits paid                                         (8)                 (8)                  (4)                 (3)
--------------------------------------------------------------------------------------------------------------------------
Fair value of assets at end of year                $ 265               $ 239               $    -              $    -
==========================================================================================================================

================================================================================================================================
FUNDED STATUS RECONCILIATION                               Pension Benefits                          Other Benefits
--------------------------------------------------------------------------------------------------------------------------------
                                                       1998                1997                 1998                1997
--------------------------------------------------------------------------------------------------------------------------------
Funded status                                         $ (60)             $  (16)              $ (103)               $ (97)
Unrecognized net actuarial loss/(gain)                   49                  (4)                 (15)                 (16)
Unrecognized prior service cost/(benefit)                 6                   6                  (16)                  (7)
Contributions paid in fourth quarter                      6                   6                   15                    1
--------------------------------------------------------------------------------------------------------------------------------
Prepaid/(accrued) benefit cost                          $ 1                $ (8)              $ (119)              $ (119)
================================================================================================================================

================================================================================================================================
ASSUMPTIONS AT DECEMBER 31                             Pension Benefits                               Other Benefits
--------------------------------------------------------------------------------------------------------------------------------
                                              1998           1997           1996            1998           1997            1996
--------------------------------------------------------------------------------------------------------------------------------
Discount rate                                6.75%          7.50%           8.00%          6.75%           7.50%          8.00%
Varying rates of increase in
     Compensation levels based on age        4.75%           4.75%          4.75%
Expected long-term rate of return on
     Assets                                  9.50%           9.50%          9.50%

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligation in excess of plan assets were $21, $21 and $20, respectively, as of December 31, 1998, and $17, $17 and $18, respectively, as of December 31, 1997.

Net periodic pension and other benefits costs included the following:

================================================================================================================================
                                                    Pension Benefits                               Other Benefits
--------------------------------------------------------------------------------------------------------------------------------
                                            1998            1997           1996            1998           1997            1996
--------------------------------------------------------------------------------------------------------------------------------
Service cost                                $ 18            $ 12           $ 12            $ 6             $ 4            $ 4
Interest cost                                 19              17             15              7               7              7
Expected return on plan assets               (20)            (16)           (13)             -               -              -
Recognized net actuarial gain                  -               -              -              -              (1)             -
Amortization of prior service cost             -               -              -             (1)              -             (1)
--------------------------------------------------------------------------------------------------------------------------------
                                             $17             $13            $14           $ 12            $ 10           $ 10
================================================================================================================================


PENSION BENEFITS. Gulfstream maintains four defined benefit pension plans covering substantially all employees. Benefits paid to retirees are based primarily on age at retirement, years of credited service and compensation earned during employment. Gulfstream's funding policy complies with the requirements of federal laws and regulations. Gulfstream's total pension fund contributions were $25, $25 and $34 in 1998, 1997 and 1996, respectively. Effective August 19, 1998, and as part of the acquisition described in Note C, Gulfstream adopted a new pension plan, covering all employees of the acquired company and all non-vested employees of Gulfstream except for those covered under a collective bargaining agreement.

OTHER BENEFIT PLANS. In addition to pension benefits, Gulfstream provides certain health care insurance benefits to retired employees and their dependents. Gulfstream currently funds these plans on a pay-as-you-go basis. Substantially all of Gulfstream's salaried employees and certain hourly employees become eligible for such benefits when they attain certain age and service requirements while employed by the company. In December 1998, a VEBA was established and funded with $14 of Gulfstream funds for the purpose of paying retiree claims.

     Gulfstream has supplemental benefit plans covering certain key executives. These plans provide benefits which supplement those provided by the other retirement plans.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                    1-Percentage-              1-Percentage-
                                                    Point Increase             Point Decrease
                                                   ----------------           ----------------
Effect on total of service
   and interest cost components                        $ 2                         $ (2)
Effect on accumulated
   postretirement benefit
   obligation                                          $14                         $(12)

     For measurement purposes, a 7.5 percent annual rate of increase in the per capita cost of medicare ineligible employees' covered health care benefits was assumed for 1998. The rate was assumed to decrease annually by 0.75 percent to
5.0 percent and remain at that level thereafter. For medicare eligible employees, a 5.25 percent annual rate of increase in the per capita cost of health care benefits was assumed for 1998. The rate was assumed to decrease annually by 0.75 percent to 4.5 percent and remain at that level thereafter.

     Gulfstream sponsors two voluntary 401(k) investment plans which cover all eligible employees and are designed to enhance existing retirement plans. Gulfstream matches either 37.5 percent or 50.0 percent of the employee's contribution up to a maximum of four percent of the employee's eligible compensation.

     Gulfstream has an Incentive Compensation Plan which provides for payment of cash awards to officers and key employees based upon achievement of specific goals by the company and the participating employees. In each of the years ended 1998, 1997 and 1996, provisions of approximately $6 were charged against income related to the plan. Payouts are based entirely on the achievement of financial and business objectives.

T.   BUSINESS SEGMENT INFORMATION

     Management has chosen to organize its business segments in accordance with several factors, including a combination of the nature of products and services offered, the nature of the production processes and the class of customer for the company's products. Operating segments are aggregated for reporting purposes consistent with these criteria. Management measures its segments' profit based primarily on operating earnings. As such, net interest and other income items have not been allocated to the company's segments. For a further description of the company's business segments, see Management's Discussion and Analysis of the Results of Operations and Financial Condition.

     Summary financial information for each of the company's segments follows:

                                      NET SALES                    OPERATING EARNINGS              SALES TO U.S. GOVERNMENT
                              1998       1997       1996        1998     1997       1996         1998       1997         1996
                              ----       ----       ----        ----     ----       ----         ----       ----         ----
Marine Systems*              $2,529     $2,248     $2,332      $276      $227        $216      $2,519      $2,280      $2,316
Aerospace                     2,428      1,904      1,064       373       229          51         135          59          29
Combat Systems*               1,272      1,387      1,026       166       179         140       1,165       1,371         996
Information Systems
   & Technology*                933        185         -         69        15           -         477           -           -
Other                           236        242        223        34        26          (2)          -           -           -
                            -------     ------     ------      ----      ----        ----      ------      ------      ------
                            $ 7,398     $5,966     $4,645      $918      $676        $405      $4,296      $3,710      $3,341
                            =======     ======     ======      ====      ====        ====      ======      ======      ======

                                                                                               DEPRECIATION, DEPLETION
                                    IDENTIFIABLE ASSETS           CAPITAL EXPENDITURES             AND AMORTIZATION
                               1998        1997      1996        1998      1997    1996        1998      1997     1996
                               ----        ----      ----        ----      ----    ----        ----      ----     ----
Marine Systems*                $1,266    $  706     $  806       $ 78      $ 28     $18        $ 35       $31      $40
Aerospace                       1,570     1,399      1,291         28        30      18          35        33       27
Combat Systems*                   923       645        336         18        13      14          27        22       12
Information Systems
   & Technology*                1,250     1,404         -          16         4       -          45        17        -
Other                             406       371        388         16        19      12          15        17       12
Corporate**                       736     1,032      1,769         30        19      31           4         4        3
                               ------    ------     ------       ----      ----    ----        ----      ----      ---
                               $6,151    $5,557     $4,590       $186      $113     $93        $161      $124      $94
                               ======    ======     ======       ====      ====    ====        ====      ====      ===


     * During the first quarter of 1999, management realigned its information technology resource businesses, resulting in a different composition of reportable segments. Segment data for all years presented has been restated to give recognition to the 1999 composition of reportable segments.

     ** Corporate identifiable assets include cash and equivalents and marketable securities, deferred taxes, real estate held for development and net prepaid pension cost related to the company's commercial pension plans.

     The following table presents revenues by geographic area of the location of the company's customers:

                                                      Year ended December 31
                                        1998                 1997                  1996
                                        ----                 ----                  ----
North America
   United States                     $ 6,386              $ 5,334               $ 4,322
   Canada and Mexico                     290                   67                     5
                                       -----                -----                 -----
      Total North America              6,676                5,401                 4,327
Asia/Pacific                             280                  236                    95
Africa/Middle East                       173                   40                    92
Europe                                   191                  201                    33
Latin America/Other                       78                   88                    98
                                     -------              -------               -------
      Total                          $ 7,398              $ 5,966               $ 4,645
                                     =======              =======               =======

U.   QUARTERLY DATA (UNAUDITED)

                                                                                           COMMON STOCK
                                                                               --------------------------------
                                                       NET EARNINGS             MARKET PRICE
                                                        PER SHARE (a)               RANGE
                NET         OPERATING    NET           --------------            -----------        DIVIDENDS
                SALES       EARNINGS     EARNINGS     BASIC      DILUTED      HIGH        LOW        DECLARED (b)
                -----------------------------------------------------------------------------------------------
1998
  4th Quarter   $2,207      $255          $160        $.81        $.79        $62         $49 1/4       $.22
  3rd Quarter    1,798       243           159         .79         .78         55          42 7/8        .22
  2nd Quarter    1,735       227           148         .74         .73         48 3/8      40 1/4        .22
  1st Quarter    1,658       193           122         .62         .61         45 3/4      41 25/32      .22

1997
  4th Quarter   $1,642      $194          $127        $.64        $.62        $44 7/16    $37 31/32     $.205
  3rd Quarter    1,452       174           201        1.01         .99         45 3/4      37            .205
  2nd Quarter    1,555       159           120         .60         .58         38 15/16    31 9/16       .205
  1st Quarter    1,317       149           111         .55         .54         36 1/8      32 13/16      .205

Note: Quarterly data is based on a 13 week period.

(a) The sum of the earnings per share for the four quarters in 1998 differs from the annual earnings per share due to the required method of computing the weighted average number of shares in interim periods.

(b) Represents dividends declared per share on General Dynamics' common stock.

STATEMENT OF FINANCIAL RESPONSIBILITY

To the Shareholders of General Dynamics Corporation:

     The management of General Dynamics Corporation is responsible for the supplemental consolidated financial statements and all related financial information contained in this report. The supplemental financial statements, which include amounts based on estimates and judgments, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     The company maintains a system of internal accounting controls designed and intended to provide reasonable assurance that assets are safeguarded, that transactions are executed and recorded in accordance with management's authorization and that accountability for assets is maintained. An environment that establishes an appropriate level of control consciousness is maintained and monitored by management. An important element of the monitoring process is an internal audit program that independently assesses the effectiveness of the control environment.

     The Audit and Corporate Responsibility Committee of the board of directors, which is composed of four outside directors, meets periodically and, when appropriate, separately with the independent auditors, management and internal audit to review the activities of each.

     The supplemental financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose report follows.




/s/ Michael J. Mancuso                                        /s/ John W. Schwartz
------------------------                                      ----------------------
Michael J. Mancuso                                            John W. Schwartz
Senior Vice President and Chief Financial Officer             Vice President and Controller

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To General Dynamics Corporation:

     We have audited the accompanying Consolidated Balance Sheet of General Dynamics Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related Consolidated Statements of Earnings, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of General Dynamics Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     We have also made a similar audit of the accompanying Supplemental Consolidated Balance Sheet of General Dynamics Corporation and subsidiaries at December 31, 1998 and 1997, and the related Supplemental Consolidated Statements of Income, Stockholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 1998. The supplemental consolidated statements give retroactive effect to the merger with Gulfstream Aerospace Corporation on July 30, 1999, which has been accounted for as a pooling of interests as described in Note C. These supplemental financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the financial statements of Gulfstream Aerospace Corporation included in the supplemental consolidated financial statements of General Dynamics Corporation, which statements reflect total assets and total revenues constituting 26 percent and 33 percent, respectively in 1998, and 26 percent and 32 percent, respectively, in 1997, of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to amounts included for Gulfstream Aerospace Corporation, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based upon our audit and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Dynamics Corporation and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, after giving retroactive effect to the merger with Gulfstream Aerospace Corporation as described in Note C, all in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
-------------------------
ARTHUR ANDERSEN LLP

Washington, D.C.
August 2, 1999

SELECTED FINANCIAL DATA (UNAUDITED)

     The following table presents summary selected historical financial data derived from the audited Supplemental Consolidated Financial Statements and other information of the company for each of the five years presented. The following information should be read in conjunction with Management's Discussion and Analysis of the Results of Operations and Financial Condition and the audited Supplemental Consolidated Financial Statements and related Notes thereto.

(Dollars in millions, except per share and employee amounts)

                                                        1998           1997           1996         1995           1994
                                                        ----           ----           ----         ----           ----
SUMMARY OF OPERATIONS
Net sales                                           $  7,398       $    5,966      $  4,645      $  4,109      $  3,960
Operating costs and expenses                           6,480            5,290         4,240         3,753         3,596
Interest (expense) income, net                           (17)              16            51            42             2
Provision for income taxes                               315              130           140           127           119
Earnings from continuing operations                      589              559           317           276           247
Basic earnings per share from
   continuing operations                                2.95             2.80          1.58           N/A (b)       N/A (b)
Diluted earnings per share from
   continuing operations                                2.91             2.73          1.54           N/A (b)       N/A (b)
Cash dividends per common stock
   share (a)                                             .88              .82           .82           .75           .70

FINANCIAL POSITION AT DECEMBER 31
Cash and equivalents and
   marketable securities                            $    258       $      748      $  1,127      $  1,318      $  1,082
Property, plant and equipment, net                       901              770           616           571           402
Total assets                                           6,151            5,557         4,590         4,103         3,375
Short- and long-term debt                                530              645           438           184           218
Short- and long-term debt-
    finance operations                                   140              118           135           146           161
Shareholders' equity                                   2,415            2,008         1,525         1,784         1,505
Book value per share                                   12.12            10.02          7.62          9.30          7.83

OTHER INFORMATION
Funded backlog                                      $ 10,594       $    9,578      $  9,265      $  7,165      $  6,062
Total backlog                                         17,900           12,381        13,454         9,324         7,506
Shares outstanding at December 31                      199.3            200.3         200.1         191.9         192.2
Basic weighted average shares outstanding              199.5            199.8         200.2           N/A (b)       N/A (b)
Diluted weighted average shares outstanding            202.2            204.5         205.5           N/A (b)       N/A (b)
Active employees at December 31:
   Total company                                      38,440           34,800        28,300        32,000        28,100
   Excluding discontinued operations                  38,440           34,800        28,300        31,100        25,200

(a) Represents dividends declared per share on General Dynamics' common stock.

(b) Gulfstream completed its initial public offering during 1996.